Exhibit 77(q)(1)(e)(3)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                                ING EQUITY TRUST

      This First Amendment, effective as of September 2, 2004, amends the Amended and Restated Investment Management Agreement (the "Agreement") dated September 23, 2002 between ING Equity Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Adviser"), with regards to ING Disciplined LargeCap Fund, ING LargeCap Value Fund, ING MidCap Opportunities Fund, ING MidCap Value Fund, ING Real Estate Fund, ING SmallCap Opportunities Fund and ING SmallCap Value Fund, each a Series of the Trust, and any future Series of the Trust that may become party to the Agreement.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. The following Section 7 is hereby inserted between existing Section 6 and Section 7:

            7. The Trust assumes and shall pay or cause to be paid Board approved membership dues of industry associations.

      2. Each Section number and applicable references to each Section following the new Section 7 above, will increase numerically by one (i.e., Section 8 will be Section 9, etc.).

      3. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                           ING EQUITY TRUST


                                           By: /s/ Robert S. Naka
                                               ----------------------
                                               Robert S. Naka
                                               Senior Vice President